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                                                                    EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                             CONTACT:
                                             CATHERINE M. BIFFIGNANI
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             314-645-6600

                                             [KV PHARMACEUTICAL logo]


                             FOR IMMEDIATE RELEASE

  KV PHARMACEUTICAL REPORTS PRELIMINARY RECORD REVENUES FOR FISCAL 2007 THIRD
                            QUARTER AND NINE-MONTHS


           THIRD QUARTER REVENUES UP 16%, NINE-MONTH REVENUES UP 15%


                   THER-RX REVENUE UP 15% FOR THIRD QUARTER
                    ETHEX REVENUE UP 17% FOR THIRD QUARTER

St. Louis, MO, February 7, 2007 - KV Pharmaceutical Company (NYSE: KVa/KVb) today reported preliminary financial results for the third quarter and first nine-months of fiscal 2007 ended December 31, 2006. The results were driven by continued acceleration of revenue and profits at the Company's branded drug division Ther-Rx Corporation, as well as improved performance at the ETHEX generics division.

Revenues for the third quarter increased 16% to $114.5 million, compared to $98.4 million for the third quarter of fiscal 2006. Ther-Rx revenues grew 15% to $48.2 million, while ETHEX revenues rose 17% to $61.4 million. Gross profit margin for the third quarter was 67%, compared with 66% in the year-ago period. Net income for the December quarter was $18.5 million, or $0.33 per diluted share, up 28% or $4.1 million from the comparable period in the prior year. Net income for the quarter was favorably impacted by a reduction in tax expense of $0.7 million, or $0.01 per share, due primarily to the retroactive passage of the Federal Research and Experimentation Credit in December.

Net income and diluted earnings per share amounts for both the third quarter and interim year-to-date periods are preliminary and subject to possible adjustment based upon the outcome of a previously disclosed inquiry into the effect of certain stock option grants being conducted by an independent committee of the Company's Audit Committee and the Company's completion of the interim financial statements for the second and third quarters. As a result of this inquiry, the results presented here are considered preliminary, and the Company does not anticipate filing its 10Q for the December 2006 period with the SEC in a timely manner.

Marc S. Hermelin, Chairman of the Board and Chief Executive Officer stated, "KV enjoyed a solid third quarter, including stronger growth at ETHEX following the late second quarter launch of Diltiazem. With continuing momentum in our branded business, these results show the additional growth potential KV enjoys as our ANDA pipeline yields additional approvals. To that end, we are awaiting approval, yet this fiscal year, of our multiple strength applications for Metoprolol Succinate (Toprol-XL(R) - AstraZeneca), including first-to-file status on the 100mg and 200mg strengths, which are expected to provide significant performance momentum entering fiscal 2008."

NINE-MONTH RESULTS

Revenues for the fiscal 2007 nine-month period improved 15% to $321.7 million, compared to $280.2 million for the corresponding year-ago period. For the nine-months ended December 31, 2006, net income was $40.6 million, or $.73 per diluted share, including the $0.01 benefit from reinstatement of the R&D tax credit, compared to $4.0


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million, or $0.08 per diluted share in the prior year period. The nine month period in the prior year included a $30.4 million ($0.61 per diluted share) write-off of in-process research and development associated with the acquisition of a late stage endometriosis product.

As with the third quarter, nine-month results were driven by the continued strong performance by the Ther-Rx branded products with sales up 28%, or $30.2 million, in addition to the $10.3 million increase in revenues reported by the Company's generic/non-branded division, ETHEX Corporation.

Gross profit for the recently completed nine-month period increased $25.0 million to $211.2 million, reflecting a 13% increase over the corresponding prior year period. During the first nine months of fiscal 2007, the overall Company gross margin was 66%. Gross margin for the branded business remained strong at 88% for the first nine-months, with ETHEX Corporation improving to a 57% gross margin for the first nine months of fiscal 2007 compared to 55% last year.

OPERATING REVIEW

Increases in selling, general and administrative expense of $5.8 million and $13.1 million for the three and nine-month periods, respectively, were primarily due to personnel costs and expenses resulting from facilities expansion. The increases in personnel costs were also impacted by the adoption of SFAS 123R, "Share-Based Payment," which resulted in the recognition of $0.7 million and $1.8 million of stock-based compensation expense during the three and nine-month periods, respectively.

KV anticipates that selling and administrative expenses for the final quarter of fiscal 2007 could continue at higher levels compared to fiscal 2006 in support of the Company's branded field sales force, and planned promotion expenses for branded products.

Research and development expenses of $8.3 million for the third quarter of fiscal 2007 were up $1.5 million, or 22% compared to the prior year and reflected an increase of 8% to $22.6 million for the nine-month period. KV anticipates that research and development expenses for the remainder of fiscal 2007 could increase depending on the timing of various clinical trials.

BUSINESS SEGMENT HIGHLIGHTS:

Ther-Rx Corporation
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     o   28% revenue growth year-to-date
     o In December, Clindesse(R) captured 23% of all total prescription volume in the intra-vaginal bacterial vaginosis market, more than all other Clindomycin-based intra-vaginal products combined
     o Gynazole-1(R) remains the #1 branded prescription yeast product in the U.S.
     o Ther-Rx prescription prenatal product line has expanded its new prescription market share over the nearest competing franchise for six consecutive quarters
     o Hematinic franchise had new prescriptions grow 29% this quarter versus the year-ago period
     o Repliva 21/7(TM) is the fastest growing branded iron product in the U.S.

Revenues for the Ther-Rx branded marketing division increased 15% for the quarter to $48.2 million, compared with $41.9 million for the third quarter of fiscal 2006. Revenues increased 28% for the nine-month period to $138.2 million, compared with $108.1 million in the prior year period. Gross margin for the third quarter reached 88%, up from 87% in the prior-year quarter.

Ther-Rx prescription prenatal vitamins contributed $22.2 million and $59.2 million of net sales for the third quarter and nine-months of fiscal 2007 up 16% and 53%, respectively. The PrimaCare(R) brand is the #1 filled brand among prescription prenatal vitamins in the U.S. During the third quarter, the PrimaCare(R) brand captured 60% of the rapidly growing EFA segment of the branded prescription marketplace, with PrimaCare(R) ONE alone capturing 23% share in December 2006, up from 21% in September 2006. PrimaCare(R) ONE total prescription volume grew by 79% in the most recent third quarter, versus the year-ago period.


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Ther-Rx's anemia franchise had new prescriptions grow 29% this quarter versus the year-ago period and contributed $9.6 million and $30.3 million in revenues to the third quarter and nine-month periods of fiscal 2007, respectively. Repliva 21/7(TM), the newest entry in the Company's anemia franchise, is the #1 branded oral iron product in the U.S. and achieved a 5% new prescription share in December 2006, representing the highest new prescription market share of all branded non-injectible iron products in the U.S. Repliva 21/7(TM) also showed a 17% sequential increase in total prescriptions from the fiscal 2007 second quarter.

During the third quarter, the anti-infective products, Clindesse(R) and Gynazole-1(R) contributed $12.9 million of net sales. Year-to-date, revenues for these products increased 11% to $40.7 million.

ETHEX Corporation
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     o   The third quarter of fiscal 2007 was the first full quarter of results for Diltiazem (generic alternative to Tiazac(R) - Forest
         Labs) following its launch late in the second quarter. Sales for Diltiazem in the third quarter were $6.1 million, and were $7.4 million for the nine month period. After only one full quarter in the marketplace, ETHEX Diltiazem holds the leading marketshare position in new prescriptions filled in the 420 mg strength in this category, including the authorized generic.

     o Submitted ANDA applications for Oxycodone HCl Extended-release tablets, the generic equivalent to OxyContin(R) by Purdue Pharmaceuticals on the 10, 20, 30, 40, 60 and 80 mg. strengths. Subsequent to the filing, the Company was sued by Purdue
         Pharmaceuticals, on the 10, 20, 40 and 80 mg. strengths.

Revenues for the Company's specialty generic/non-branded business increased 17%, or $8.8 million, for the third quarter to $61.4 million, compared to $52.7 million for the third quarter of fiscal 2006. For nine-months, ETHEX reported revenues of $168.8 million, or a 6% improvement over revenues of $158.5 million in the prior year. Gross margins for the third quarter reached 59%, up from 54% in the prior-year quarter and was 57% year-to-date compared to 55% last year. Both revenue and margin growth during the quarter were favorably impacted by new product sales and forward-buying on some cardiovascular products due to price increases late in the quarter which contributed $1.5 million of incremental net sales.

The Company is awaiting the approval for its paragraph IV certification filing on AstraZeneca's Toprol-XL(R), as well as other current and future applications continuing into fiscal 2008 and beyond. Concerning Toprol-XL(R), the Company continues to believe that it has the first-filed ANDA pending at the FDA for the 100 mg and 200 mg strengths of this product. The Company also has ANDA's on file for the 50 mg and 25 mg strengths. Based on third parties, sales of Toprol-XL(R) in the U.S. in 2005 were $1.3 billion. The current total branded dollar volume of Toprol-XL(R) for the 100 mg and 200 mg strengths represents nearly half of the branded dollar volume and the Company looks forward to being a participant in these strengths along with any authorized generic that may also enter the market. KV looks forward with anticipation to the pending approval of this product in the months remaining of fiscal 2007 and to the subsequent exclusive marketing of the two strengths for which KV believes it is first to file.

Particle Dynamics, Inc.
-----------------------

During the third quarter of fiscal 2007, sales of specialty, value-added raw material products were $4.5 million, up 32% compared to $3.4 million for the third quarter of fiscal 2006. For nine-months, net sales were $13.2 million, up 7% compared to $12.4 million for nine-months of the prior year period. These increases were due primarily to price increases on certain products.

ABOUT KV PHARMACEUTICAL COMPANY

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufacturers and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies,


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including technologically enhanced brand-name and technological distinguished generic pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary.


SAFE HARBOR
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The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, acquisitions, revenues, expenditures and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approval, including timing;
(11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; (14) net income and diluted earnings per share amounts for both the third quarter and interim year-to-date periods are subject to possible adjustment based upon the outcome of a previously disclosed inquiry into the effect of certain stock option grants by an independent committee of the Company's Audit Committee and the completion of the interim financial statements for the second and third quarters; and (15) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.